Exhibit 99.7

CO-SALE AGREEMENT

This Co-Sale Agreement (the “Agreement”) is made and entered into as of June 30, 2015 (the “Effective Date”) by and among DynaResource, Inc., a Delaware corporation (the “Company”), Golden Post Rail, LLC (“Golden Post Rail” and together with its assignees, the “Investors”, and each an “Investor”) and the parties set forth on Exhibit A attached hereto (each a “Key Holder” and together the “Key Holders”).

R E C I T A L S

WHEREAS, Golden Post Rail has agreed to purchase shares of the Company’s Series C Senior Convertible Preferred Stock (the “Series C Preferred Stock”) pursuant to a Securities Purchase Agreement by and between the Company and Golden Post Rail, dated of even date herewith (such agreement, as amended from time to time, the “Purchase Agreement”). The Purchase Agreement provides that, as a condition to the purchase of Series C Preferred Stock thereunder, the Company, Golden Post Rail and the Key Holders will enter into this Agreement and the Investors will be granted the rights set forth herein.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms have the following meanings:

1.1 “Offered Stock” means all of a Key Holder’s shares of Stock acquired before or after the date hereof that are proposed to be Transferred by such Key Holder.

1.2 “Stock” means and includes all shares of capital stock of the Company issued and outstanding at the relevant time plus all shares of capital stock issuable upon conversion of any options, warrants and convertible securities, including, without limitation, preferred stock of the Company. Except as the context may otherwise require, for purposes of determining the rights and obligations of the Investors under this Agreement, the Investors shall be deemed to be the holders of all shares of Stock then issuable, directly or indirectly, upon exercise or conversion of any of the foregoing options, warrants or convertible securities then held by the Investors.

1.3 “Transfer” and “Transferred” mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, except for:

(a) As to any Key Holder other than K.D. Diepholz, any transfers of Offered Stock by gift during such Key Holder’s lifetime or on such Key Holder’s death by will or intestacy to such Key Holder’s “immediate family” (as defined below) or to a trust for the benefit of such Key Holder’s immediate family, provided that the transferor delivers a notice of such transfer as if it were a Transfer in the manner provided in Section 2 hereof and each transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as a Key Holder. For purposes of this Agreement, the term “immediate family” means a Key Holder’s spouse, lineal descendant or antecedent, father, mother, brother or sister, niece or nephew, adopted child or grandchild, or the spouse of any child, adopted child, grandchild or adopted grandchild of such Key Holder;

(b) As to K.D. Diepholz, any transfers of Offered Stock (i) by gift during his lifetime, (ii) to the KD Trust (defined below) upon his incapacity, or (iii) to the KD Trust upon his death, by will or intestacy, provided that the transferor delivers a notice of such transfer as if it were a Transfer in the manner provided in Section 2 hereof and each transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as a Key Holder. For purposes of this Agreement, the term “KD Trust” means that certain trust which is to assume ownership of the Stock currently held in the name of K.D. Diepholz, upon the incapacity or death of K.D. Diepholz;

(c) any transfer of Offered Stock by a Key Holder made: (i) pursuant to a statutory merger or statutory consolidation of the Company with or into another corporation or corporations; or (ii) pursuant to the winding up and dissolution of the Company; or

(d) any transfer of Stock to the Company upon exercise of the right of first refusal set forth in any stock purchase agreement, option exercise agreement or other agreement with the Company (a “Stock Agreement”).

2. NOTICE OF PROPOSED TRANSFER. Before a Key Holder may effect any Transfer of any Offered Stock, such Key Holder (the “Selling Key Holder”) must give at the same time to the Company and the Investors a written notice signed by the Selling Key Holder (the “Proposed Transfer Notice”) stating: (a) the Selling Key Holder’s bona fide intention to transfer such Offered Stock; (b) the number of shares of Offered Stock proposed to be transferred to each proposed purchaser or other transferee (“Proposed Transferee”); (c) the name, address and relationship, if any, to the Selling Key Holder of each Proposed Transferee; and (d) the bona fide cash price or, in reasonable detail, other consideration, per share for which the Selling Key Holder proposes to transfer such Offered Stock to each Proposed Transferee (the “Offered Price”) and the proposed time of payment and other relevant terms of the proposed sale.

3. RIGHT OF CO-SALE.

3.1 Right of Co-Sale. Each Investor shall have the right to participate in the sale of any shares of Offered Stock (the “Right of Co-Sale”). Pursuant to this Section 3, each Investor may transfer to the Proposed Transferee(s) identified in the Proposed Transfer Notice up to such Investor’s Pro Rata Share (as defined below), by giving written notice to the Selling Key Holder within ten (10) days after the date of the Proposed Transfer Notice, specifying the number of shares of Stock of the Company that such Investor desires to transfer to the Proposed Transferee(s) by exercising the Right of Co-Sale. For purposes of this Section 3, an Investor’s “Pro Rata Share” will be defined as the product of (a) the Offered Stock that is subject to the Right of Co-Sale pursuant to this Section 3.1 and (b) a fraction, the numerator of which is the number of shares of Stock, on a fully-diluted and as converted basis, then owned by such Investor, and the denominator of which is the number of shares of Stock, on a fully-diluted and as converted basis, then owned by all Investors, plus the number of shares of Stock, on a fully-diluted and as converted basis, held by the Selling Key Holder. The shares of Stock to be transferred by an Investor to the Proposed Transferee(s) pursuant to the Right of Co-Sale may be, at the sole discretion of such Investor, any class of Stock and will be calculated on a fully-diluted and as-converted basis to determine what portion of such Investor’s Pro Rata Share such transferred shares of Stock constitute.

3.2 Consummation of Co-Sale. Each Investor, in exercising the Right of Co-Sale, may effect such Investor’s participation in such Transfer by delivering to the Key Holder at the closing of the Transfer of Offered Stock to such transferee (the “Closing”) one or more certificates, properly endorsed for transfer, representing the shares of Stock of the Company to be transferred by such Investor.

At the Closing, such certificates or other instruments will be transferred and delivered to the Proposed Transferee(s) set forth in the Proposed Transfer Notice in consummation of the transfer of the Offered Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the Selling Key Holder will remit, or will cause to be remitted, to such Investor within seven (7) days after such Closing that portion of the proceeds of the Transfer to which such Investor is entitled by reason of such Investor’s participation in such Transfer pursuant to the Right of Co-Sale. If the Proposed Transferee is unwilling to purchase any shares of Stock of the Company from an Investor at the Closing that an Investor is entitled to Transfer pursuant to this Right of Co-Sale (each such circumstance being referred to herein as an “Incomplete Co-Sale”), then such Investor will have the put right (the “Put Right”) set forth in Section 4.2 hereof.

4. REFUSAL TO TRANSFER; PUT RIGHT.

4.1 Refusal to Transfer. Any attempt by a Key Holder to transfer any Stock in violation of any provision of this Agreement will be void. The Company will not (a) transfer on its books any Stock that has been sold, gifted or otherwise transferred in violation of this Agreement, or (b) treat as owner of such Stock, or accord the right to vote to or pay dividends to any purchaser, donee or other transferee to whom such Stock may have been so transferred.

4.2 Put Right. If a Key Holder transfers any Stock in contravention of an Investor’s Right of Co-Sale under this Agreement (a “Prohibited Transfer”), or if an Incomplete Co-Sale occurs and the provisions of Section 3 hereof apply, the relevant Investor may require such Key Holder to purchase from such Investor, for cash or such other consideration as such Key Holder received in the Prohibited Transfer or Incomplete Co-Sale, that number of shares of Stock of the Company equal to the number of such shares that such Investor would have been able to sell at the closing of such Prohibited Transfer or Incomplete Co-Sale if such Investor had exercised and been able to consummate such Investor’s Right of Co-Sale with respect thereto (the Investor’s “Put Right”). An Investor may exercise such Investor’s Put Right by delivery of written notice to the applicable Key Holder and the Company (a “Put Notice”) within ten (10) days after such Investor becomes aware of the Prohibited Transfer or Incomplete Co-Sale. The closing of such sale to the applicable Key Holder under such Investor’s Put Right will occur within seven (7) days after the date of such Investor’s Put Notice.

4.3 Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning an alleged Prohibited Transfer, the prevailing party shall be entitled to recover all of such prevailing party’s reasonable attorneys’ fees and costs incurred in such action, suit or other proceeding.

5. RESTRICTIVE LEGEND AND STOP-TRANSFER ORDERS.

5.1 Legend. Each Key Holder understands and agrees that the Company will cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Stock by such Key Holder:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS OF CO-SALE AS SET FORTH IN A CO-SALE AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES, THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH RIGHTS OF CO-SALE ARE BINDING ON TRANSFEREES OF THESE SHARES.

5.2 Stop Transfer Instructions. Each Key Holder agrees to ensure compliance with the restrictions referred to herein, that the Company may issue appropriate “stop transfer” certificates or instructions and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its records.

6. TERMINATION AND WAIVER.

6.1 Termination. The Investors’ Right of Co-Sale will terminate immediately prior to the closing of a Change in Control Transaction (as defined in the Certificate of Designations for the Series C Preferred Stock in effect as of the Effective Date) approved by the Investors holding a majority of the voting power of the Stock then held by all the Investors, on a fully-diluted and as-converted basis (the “Requisite Majority”).

6.2 Waiver. The application of Right of Co-Sale of an Investor as to any proposed Transfer by a Key Holder of any Offered Stock may be waived in advance of or after such Transfer by the written agreement of the Investors constituting the Requisite Majority, in which case such waiver will be binding as to all Investors. The Investors will have the absolute right to exercise or refrain from exercising any right or rights that each such party may have by reason of this Agreement. No Investor will incur any liability to any other party hereto with respect to exercising or refraining from exercising any such right or rights. Any waiver by a party of its rights hereunder will be effective only if evidenced by a written instrument executed by such party or its authorized representative.

7. MISCELLANEOUS PROVISIONS.

7.1 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) on the day of delivery if personally delivered; (ii) one (1) business day following deposit with a nationally recognized express courier service (fees prepaid) with instructions to deliver no later than the following business day for deliveries within the United States; (iii) three (3) business days following deposit with an internationally recognized express courier service (fees prepaid) with instructions to deliver no later than three (3) business days later for deliveries across international borders; or (iv) for deliveries inside the United States only, three (3) business days following deposit in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid, as follows:

(a) if to an Investor, at such Investor’s respective address as set forth on Exhibit B;

(b) if to a Key Holder, at such Key Holder’s address as set forth on Exhibit A; and

(c) if to the Company, at 222 West Las Colinas Blvd., Suite 744 East, Irving, TX 75039.

Any party hereto (and such party’s permitted assigns) may by notice so given change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail or with a courier in the manner set forth above.

7.2 Binding on Successors and Assigns; Inclusion Within Certain Definitions. This Agreement, and the rights and obligations of the parties hereunder, will inure to the benefit of, and be binding upon, their respective successors, assigns, heirs, executors, administrators and legal representatives and, except as to transfers of Offered Stock effected in accordance with the terms of this Agreement pursuant to Section 3 hereof, any transferee of such Offered Stock. Any permitted transferee of a Key Holder who is required to become a party hereto will be considered a “Key Holder” for purposes of this Agreement without the need for any consent, approval or signature of any party hereto. For the avoidance of doubt, any Investor may assign its rights under this agreement to any transferee of its Stock without the need for any consent, approval or signature of any party hereto, and any such assignee will be considered an “Investor” for purposes of this Agreement.

7.3 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

7.4 Amendment. This Agreement may be amended only by a written agreement executed by the Company, the Investors constituting the Requisite Majority, and the Key Holders holding a majority of the voting power of the Stock, on a fully-diluted and as-converted basis, then held by all Key Holders. Any amendment effected in accordance with this Section 7.4 will be binding upon the Company, the Investors, the Key Holders and each of their respective successors and assigns.

7.5 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Texas as applied to agreements among Texas residents entered into and to be performed entirely within Texas, excluding that body of law relating to conflict of laws and choice of law.

7.6 Obligation of Company. The Company agrees to use diligent efforts to enforce the terms of this Agreement, to inform each Investor of any breach hereof (to the extent the Company has knowledge thereof) and to assist each Investor in the exercise of such Investor’s rights and performance of such Investor’s obligations hereunder.

7.7 Counterparts. This Agreement may be executed and delivered by electronic or facsimile signature (including without limitation transmission by .PDF or other fixed image form or any electronic signature complying with U.S. Federal E-Sign Act of 2000 (e.g., www.docusign.com or www.echosign.adobe.com) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.8 Entire Agreement. This Agreement, together with all the Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

7.9 Calculation. All calculations of an Investor’s Pro Rata Share will be made by the Company in good faith as of the date of the notice in which such Pro Rata Share appears.

7.10 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

7.11 Effect of Change in Company’s Capital Structure. If, from time to time, the Company pays a stock dividend or effects a stock split or other change in the character or amount of any of the outstanding stock of the Company, then in such event any and all new, substituted or additional securities to which a Key Holder is entitled by reason of such Key Holder’s ownership of shares of Stock of the Company shall be immediately subject to the rights and obligations set forth in this Agreement with the same force and effect as the Stock subject to such rights immediately before such event.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

DYNARESOURCE, INC.

BY:	/s/ K.W. Diepholz

NAME:	K.W. (“K.D.”) Diepholz

TITLE:	Chairman & CEO

[SIGNATURE PAGE TO DYNARESOURCE, INC.

CO-SALE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KEY HOLDERS:

/s/ K.W. Diepholz
K.W. (“K.D.”) Diepholz

[SIGNATURE PAGE TO DYNARESOURCE, INC.

CO-SALE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

GOLDEN POST RAIL, LLC

BY:	/s/ Matthew K. Rose

NAME:	Matthew K. Rose

TITLE:	Manager, President, Secretary & Treasurer

[SIGNATURE PAGE TO DYNARESOURCE, INC.

CO-SALE AGREEMENT]

EXHIBIT A

Key Holders

K.W. (“K.D.”) Diepholz

222 W. Las Colinas Blvd.

Suite 744 East Tower

Irving, TX 75039

EXHIBIT B

Investors

Golden Post Rail, LLC

1110 Post Oak Place

Westlake, TX 76262